Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-3) and related Prospectus of Uranium Energy Corp. for the registration of 758,035 shares of its common stock and to the incorporation by reference therein of our reports dated October 13, 2017, with respect to the consolidated financial statements of Uranium Energy Corp., and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2017, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
March 23, 2018	Chartered Professional Accountants